RESIGNATON AGREEMENT AND RELEASE

      This Resignation Agreement and Release ("Agreement") is entered into as of July 16, 2004, by and between CEC Industries, Inc., a Nevada corporation ("CEC") and Brian Dvorak ("Dvorak").

      WHEREAS, CEC and Dvorak have mutually determined to terminate their relationships with regard to Dvorak's positions as President, Chief Executive Officer, Chief Financial Officer, Secretary and as a member of the Board of Directors of CEC.

      WHEREAS, in order to settle all claims known or unknown between them, the parties have agreed to settle and compromise all claims between them on the terms set forth herein.

      NOW, THEREFORE, in consideration of the promises, covenants and releases set forth below, the parties do hereby promise, covenant and agree as follows:

      1. The parties acknowledge that the consideration tendered and received herein, the promises, undertakings, representations and releases made or given, and the execution of this Agreement are in compromise and settlement of disputed claims. The parties are willing to perform their obligations hereunder for the purpose of resolving their differences. Nothing herein is intended, and nothing herein shall be construed, as an admission of fault or liability on the part of any party hereto.

      2. CEC and Dvorak agree that there that there shall be no further obligations between the Parties.

      3. Dvorak agrees to resign as President, Chief Executive Officer, Chief Financial Officer, Secretary and as a member of the Board of Directors of CEC. Dvorak agrees that such resignation is not due to a disagreement with CEC on any matter relating to the Company's operations, policies or practices.

      4. Dvorak agrees to return a total of 2,475,00 CEC shares held by Dvorak to CEC. Dvorak shall retain a total of 5,000,000 CEC shares. Dvorak represents that the total of 7,475,000 shares (2,475,000 shares to be returned by Dvorak plus the 5,000,000 shares retained by Dvorak) represent all CEC shares owned by Dvorak. In addition, Dvorak agrees to release the $595,515 account payable owed to him by CEC.

      5. The parties acknowledge that, in the course of their prior relationship, they have exchanged certain information with one another. Subject to complying with applicable laws, rules and regulations, including, but not limited to, the insider trading prohibitions of Section 10(b) of the Securities Act of 1934, and Rule 10b-5 promulgated thereunder, the parties agree that each party is free to use, for any purpose whatsoever, any and all information disclosed to him/it by any other party unless such information is not in the best interest of CEC.

      6. Except as to those duties and obligations set forth herein, CEC, its officers, directors, shareholders, employees, trustees, agents, attorneys, representatives, heirs, beneficiaries, successors and assigns, and all other parties acting or purporting to act for or on behalf of CEC, hereby unconditionally release and forever discharge Dvorak and each of his heirs, joint venturers, partners, affiliates, agents, legal counsel, predecessors, successors and assigns, of and from any and all manner of actions, causes, causes of action, claims, liabilities, suits, threats, contracts, controversies, torts, agreements, promises, damages, judgments, execution of claims, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which CEC, and each of them, ever had, now has or may hereafter have against the Dvorak, by reason of any matter, cause or thing, whatsoever, including, without limitation, any claims for unknown damages or injuries, or unknown consequences or complications of known damages or injuries.

      7. Dvorak, his agents, attorneys, representatives, heirs, beneficiaries, successors and assigns, and all other parties acting or purporting to act for or on behalf of Dvorak jointly and severally, hereby agrees to defend, indemnify and hold harmless CEC, and its joint venturers, partners, affiliates, parent corporations, subsidiaries, officers, directors, agents, employees, shareholders, legal counsel, predecessors, successors and assigns, from and against any and all liabilities, responsibilities, damages, claims, causes of action, judgments, costs and expenses, including without limitation attorneys' fees and expert witness fees, in connection with any claim related to the Agreements.

      8. Except as to those duties and obligations set forth herein, Dvorak, his agents, attorneys, representatives, heirs, beneficiaries, successors and assigns, and all other parties acting or purporting to act for or on behalf of CEC and each of them, hereby unconditionally release and forever discharge CEC and its joint venturers, partners, affiliates, parent corporations, subsidiaries, officers, directors, agents, employees, shareholders, legal counsel, predecessors, successors and assigns, of and from any and all manner of actions, causes, causes of action, claims, liabilities, suits, threats, contracts, controversies, torts, agreements, promises, damages, judgments, execution of claims, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Dvorak, and each of them, ever had, now has or may hereafter have against CEC, by reason of any matter, cause or thing, whatsoever, including, without limitation, any claims for unknown damages or injuries, or unknown consequences or complications of known damages or injuries.

      9. CEC represents and warrants to Dvorak that the individual(s) signing this Agreement has been duly authorized to sign the Agreement on behalf of CEC, and CEC further represents and warrants that, upon execution, this Agreement shall be valid, legally binding and enforceable against CEC in accordance with its terms.

      10. Dvorak represents and warrants to CEC that the individual(s) signing this Agreement have been duly authorized to sign the Agreement on behalf of the respective entities, and Dvorak further represents and warrants that, upon execution, this Agreement shall be valid, legally binding and enforceable against Dvorak in accordance with its terms.

      11. This Agreement shall be construed and interpreted as a whole and in accordance with its fair meaning, and without regard to, or taking into account, any presumption or other rule of law requiring construction or interpretation against the party preparing this Agreement or any part hereof.

      12. The parties shall each bear their own expenses, legal costs and attorneys' fees incurred in connection with the negotiation and execution of this Agreement.

      13. This Agreement contains the entire agreement and understanding of the parties concerning the subject matter hereof. All prior and contemporaneous agreements, representations, negotiations, and understandings of the parties, oral or written, are merged herein and/or expressly declared void and are superseded by this Agreement. The parties warrant that no representations have been made to or relied upon by any party to induce the execution of this Agreement except as set forth herein.

      14. This Agreement, its application and interpretation, and all rights and obligations of the parties hereunder shall be governed by and construed exclusively in accordance with the laws of the State of Nevada, excluding any choice of law rules which would apply the laws of another jurisdiction.

      15. Any disputes regarding this Agreement shall be exclusively resolved in the state or federal courts, as applicable, located in Nevada. Each party consents to the exclusive jurisdiction of such courts and agrees not to bring any action under this Agreement except in Florida.

      16. This Agreement may not be altered, modified or amended, except in writing signed by the party to be bound.

      17. The parties shall make, execute and deliver all such documents and perform all such acts from time to time, prior to and following the consummation of this Agreement, to carry out the full intent and purpose of this Agreement.

      18. The parties hereto each represent and warrant that they have read this Agreement, understand its terms, have authority to enter into this Agreement, and intend to be legally bound thereby.

      19. The parties hereto each represent and warrant that they have been given an opportunity to consult with an attorney regarding this settlement and the terms of this Agreement.

      20. This Agreement may be executed in multiple counterparts, each of which shall be an original, and all of which shall constitute one and the same agreement.

      21. This Agreement shall be effective only when it has been fully executed and delivered by all of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 16th day of July, 2004.

CEC INDUSTRIES, INC.


By: /s/ Jeff Sternberg
    --------------------------
Its: President/CEO


By: /s/ Brian Dvorak
    --------------------------
        BRIAN DVORAK